                                                                     EXHIBIT 8.1
               [LETTERHEAD OF KRAMER, LEVIN, NAFTALIS & FRANKEL]


                                                                    June 3, 1997


Tyco International Ltd.
One Tyco Park

Exeter, New Hampshire 03833


     Re: Registration Statement on Form S-4
         Registration No. 333-24363
        ----------------------------------------------

Gentlemen:

     We have acted as counsel to Tyco International Ltd., a Massachusetts corporation ("Tyco"), in connection with the planned merger (the "Merger") of Limited Apache, Inc. ("Merger Sub"), a Massachusetts corporation and a wholly-owned subsidiary of ADT Limited, a Bermuda corporation ("ADT"), with and into Tyco on the terms set forth in the Agreement and Plan of Merger dated as of March 17, 1997 among Tyco, Merger Sub, and ADT (the "Merger Agreement").

     For purposes of the opinion set forth below, we have reviewed and relied upon (i) the Merger Agreement, (ii) the final Joint Proxy Statement/Prospectus included in Registration Statement No. 333-24363, as amended, filed by ADT and Tyco with the Securities and Exchange Commission (the "Joint Proxy Statement/Prospectus"), and (iii) such other documents, records, and instruments as we have deemed necessary or appropriate as a basis for our opinion.

     In addition, we have assumed that (i) the Merger will be consummated in accordance with the Merger Agreement and as described in the Joint Proxy Statement/Prospectus (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof); (ii) the Merger will qualify as a merger under the applicable laws of Massachusetts; and
(iii) the Merger Agreement and all other documents and instruments referred to therein or in the Joint Proxy Statement/Prospectus are valid and binding in accordance with their terms.

     Any inaccuracy in, or breach of, any of the aforementioned agreements, documents, or assumptions or any change after the date hereof in applicable law could adversely affect our opinion. No ruling has been (or will be) sought from the Internal Revenue Service by Tyco, ADT, or Merger Sub as to the federal income tax consequences of any aspect of the Merger.

     Based upon and subject to the foregoing as well as the limitations set forth below, it is our opinion, under presently applicable federal income tax law, that:


          (1) Upon the exchange of Tyco Common Shares for Combined Company Common Shares pursuant to the Merger, each Tyco shareholder that is a United States Holder will recognize gain in an amount equal to the excess, if any, of (x) the fair market value of the Combined Company Common Shares received over (y) the Tyco shareholder's adjusted tax basis in the Tyco Common Shares which are exchanged therefor.


          (2) Such gain will be capital gain if the Tyco shareholder holds the Tyco Common Shares as a capital asset, and will be long-term gain if the Tyco shareholder's holding period for the Tyco Common Shares is more than one year.

          (3) A Tyco shareholder that realizes a loss upon the exchange will not recognize such loss for federal income tax purposes.

          (4) A Tyco shareholder that recognizes gain for U.S. federal income tax purposes upon the exchange will have a tax basis in the Combined Company Common Shares received equal to their fair market value, and such shareholder's holding period for the Combined Company Common Shares will begin on the day following the date of the exchange.

          (5) A Tyco shareholder that realizes but is unable to recognize a loss for U.S. federal income tax purposes will have a tax basis in the Combined Company Common Shares received equal to the shareholder's basis in the Tyco Common Shares exchanged therefor, and the shareholder's holding period for the Combined Company Common Shares will include the holding period of the Tyco Common Shares which are exchanged therefor.


     The tax consequences described above may not be applicable to Tyco shareholders subject to special treatment under certain federal income tax laws, such as dealers in securities, financial institutions, insurance companies, tax-exempt organizations, non-United States persons, and shareholders who acquired Tyco Common Shares pursuant to the exercise of Tyco options or similar derivative securities or otherwise as compensation.

     No opinion is expressed as to any matter not specifically addressed above. Also, no opinion is expressed as to the tax consequences of any of the transactions under any foreign, state, or local tax law. Furthermore, our opinion is based on current federal income tax law and administrative practice, and we do not undertake to advise you as to any changes after the Effective Time (as defined in the Merger Agreement) in federal income tax law or administrative practice that may affect our opinion unless we are specifically asked to do so.


     We hereby consent to the filing of this opinion as an exhibit to the aforementioned Registration Statement and to the references to this firm under the captions "Legal Matters" and "Certain United States Federal Income, United Kingdom and Bermuda Tax Consequences--United States--The Merger" in the Registration Statement and the Joint Proxy Statement/Prospectus which is a part thereof. The giving of this consent, however, does not constitute an admission that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by
Section 7 of said Act.


                                          Very truly yours,


                                          Kramer, Levin, Naftalis & Frankel